# CREDIT AGREEMENT

THIS **CREDIT AGREEMENT** (this "*Agreement*") is entered into as of May 1, 2026 (the "*Effective Date*"), by and between CREXENDO, INC., a Nevada corporation ("*Borrower*"), with its chief executive office and principal place of business at 1225 W. Washington St., Suite 213, Tempe, AZ 85288, and WELLS FARGO BANK, NATIONAL ASSOCIATION ("*Bank*").

## RECITALS

WHEREAS, Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

## ARTICLE I
## CREDIT TERMS

SECTION 1.1 LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Maturity Date, not to exceed at any time the aggregate principal amount of $5,000,000 (the "*Line of Credit*"), the proceeds of which shall be used to finance or reimburse Borrower for the Estech Acquisition, Borrower's working capital and for other general corporate purposes not inconsistent with this Agreement. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the "*Line of Credit Note*"), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause a branch, subsidiary or affiliate to issue standby letters of credit on behalf of Borrower ("*Subfeature Standby Letters of Credit*"); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby Letters of Credit shall not at any time exceed $2,500,000. Bank shall have no obligation to issue a Subfeature Standby Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Subfeature Standby Letter of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Bank shall prohibit or request that Bank refrain from issuing letters of credit generally or such Subfeature Standby Letter of Credit in particular, or (ii) such Subfeature Standby Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally, or (iii) if amounts demanded to be paid under any Subfeature Standby Letter of Credit will or may not be in United States Dollars. The form and substance of each Subfeature Standby Letter of Credit shall be subject to approval by Bank, in its sole discretion. The undrawn amount of all outstanding Subfeature Standby Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Standby Letter of Credit shall be issued for a term not to exceed 365 days, as designated by Borrower (subject to automatic renewal or extension for additional periods of up to one (1) year each (but not to a date later than the date set forth below) pursuant to the terms of the applicable standby letter of credit agreement or other documentation acceptable to Bank, which documentation shall permit Bank to prevent any such renewal or extension at least once in each twelve (12) month period commencing with the date of issuance of such Subfeature Standby Letter of Credit (each such Subfeature Standby Letter of Credit

containing an auto-renewal provision, an "*Auto-Renewal Letter of Credit*")); provided however, that no Subfeature Standby Letter of Credit shall be issued with, nor shall Bank be required to extend or (if applicable) allow automatic extension of any Subfeature Standby Letter of Credit so that it will have, an expiration date subsequent to the Maturity Date; provided, further, that Bank shall not permit any such renewal or extension if (A) Bank has determined that it would have no obligation at such time to issue such Auto-Renewal Letter of Credit in its renewed or extended form under the terms hereof, or (B) Bank has received notice from Borrower that Borrower does not wish such Auto-Renewal Letter of Credit to be renewed or extended. Notwithstanding the foregoing, Bank may allow a Subfeature Standby Letter of Credit to extend beyond the permitted expiration date (an "*Extended Date Letter of Credit*") if Borrower at the time of and as an additional condition to the issuance or extension of an Extended Date Letter of Credit, provides Bank with cash collateral (which may be in addition to or, if agreed by Bank, may be a replacement for, such other collateral that may have been granted by Borrower to Bank, pursuant to this Agreement or otherwise), consisting of a deposit account maintained by Borrower with Bank in an amount that is not less than 103% of the undrawn amount of such Extended Date Letter of Credit, as evidenced by and subject to the security agreements and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank. Each Subfeature Standby Letter of Credit shall be subject to the additional terms and conditions of Bank's standard standby letter of credit agreement or other reimbursement agreement, however titled, and all applications and related documents reasonably required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Standby Letter of Credit shall be due and payable in accordance with the letter of credit agreement or other reimbursement agreement, however titled. Unless other arrangements satisfactory to Bank are made to reimburse Bank for such drawing or amount, Borrower shall be deemed to have requested an advance under the Line of Credit which shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not then available, for any reason, Borrower shall immediately pay Bank the full amount then due, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. Cancellation or expiration of the Line of Credit shall not terminate Borrower's obligations under any standby letter of credit agreement or other reimbursement agreement, however titled.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the Availability Amount.

SECTION 1.2 TERM LOAN A.

(a) Term Loan A. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a term loan to Borrower on the Effective Date in the principal amount of $5,000,000, the proceeds of which shall be used to finance or reimburse Borrower for the Estech Acquisition, fees and expenses incurred related to such Estech Acquisition and acquisition financing and transaction costs relating to this Agreement (the "*Term Loan A*"). Borrower's obligation to repay the Term Loan A shall be evidenced by a promissory note dated as of the Effective Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the "*Term Loan A Note*"), all terms of which are incorporated herein by this reference. Bank's commitment to grant the Term Loan A shall terminate after the funding thereof on the Effective Date.

(b) Repayment. Principal and interest on the Term Loan A shall be repaid in accordance with the provisions of the Term Loan A Note.

(c) Prepayment. Borrower may prepay principal on the Term Loan A solely in accordance with the provisions of the Term Loan A Note.

SECTION 1.3 INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each Note or other instrument or document executed in connection therewith. The Notes or other instruments or documents executed in connection with the credit(s) subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest. In the event any index rate of interest would be less than 0.0%, then the index rate of interest shall be deemed to be 0.0% and the applicable Note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b) Computation and Payment. Interest shall be computed on the basis set forth in each Note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each Note or other instrument or document required hereby.

(c) Upfront Fee. Borrower shall pay to Bank, on the Effective Date in accordance with the Effective Date Fee Letter, the Upfront Fee.

(d) Unused Commitment Fee. Borrower shall pay to Bank, an unused commitment fee, if the Total Net Leverage Ratio as of the immediately preceding quarter then ending is (i) less than or equal to 2.00 to 1.00, in an amount equal to 0.25% per annum, (ii) greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00, in an amount equal to 0.30% per annum, or (iii) greater than 2.50 to 1.00, in an amount equal to 0.35% per annum, in each case, on the daily unused amount of the Line of Credit (computed on the basis of a 360-day year, actual days elapsed), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of April, July, October and January of each year for the immediately preceding quarter then ending, commencing on October 1, 2026.

(e) Letter of Credit Fees. Borrower agrees to pay to Bank:

(i) as a condition precedent to the issuance (including the extension or automatic renewal) of each Letter of Credit, non-refundable up front issuance fees or commissions for such issuance, extension or increase (including any auto-extension) of each Subfeature Standby Letter of Credit determined in accordance with Bank's standard fees and charges then in effect for such activity; and

(ii) fees or commissions for each drawing under any such Subfeature Standby Letter of Credit and for the occurrence of any transfer, assignment, amendment, cancellation or other activity with respect to such Subfeature Standby Letter of Credit (including without limitation reasonable and documented fees for document examination, discrepancies, reinstatement, document delivery, special handling and other trade services), determined in accordance with Bank's standard fees and charges then in effect for such activity, and correspondent bank fees and reasonable and documented out-of-pocket fees of any adviser, confirming institution or entity or other nominated person, with such fees and commissions payable at the time of such activity or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower.

SECTION 1.4 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums

when due, or if any such payment is collected but is subsequently reversed or rendered ineffective, or Bank is required to turn over, restore, or otherwise return any such paid amount to Borrower, a trustee-in-bankruptcy, or anyone else, due to a bankruptcy or for any other reason, the full amount of such deficiency, or the full amount reversed, rendered ineffective, turned over, restored or otherwise returned, as applicable, shall be immediately due and payable by Borrower. The determination of whether any such payment must be turned over, restored or otherwise returned shall be made by Bank in its sole discretion; provided however, that if Bank chooses (but in no event shall Bank be obligated) to contest any such matter at the request of Borrower, Borrower agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto. The foregoing authorization shall remain in full force and effect until written revocation from Borrower has been received by Bank at its address for notices set forth in Section 7.2 hereof. In order to commence application of said cancellation with respect to a payment due date or payoff of a loan, Bank must be notified of said cancellation at least 3 Business Days prior to such payment due date or payoff.

SECTION 1.5 COLLATERAL. As security for all indebtedness and other obligations of Borrower to Bank pursuant to the Loan Documents, other than indebtedness that is excluded from such Secured Obligations by the terms of the Security Agreement, (i) Borrower and each Third Party Obligor (whether existing as of the Effective Date or in the future pursuant to Section 4.12(a)) shall grant to Bank security interests of first priority, subject to Permitted Liens, in substantially all of Borrower's and such Third Party Obligor's personal property, including, without limitation, all of Borrower's and such Third Party Obligor's accounts receivable and other rights to payment, general intangibles, inventory and equipment, (ii) to the extent that Borrower or such Third Party Obligor owns Equity Interests in a Foreign Subsidiary, such Person shall grant to Bank security interests of first priority, subject to Permitted Liens, in 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each such Foreign Subsidiary, and (iii) Borrower shall use commercially reasonable efforts to secure a Collateral Access Agreement for its headquarters where Borrower's books and records are located, subject to Section 4.13(b) and the requirements of the Security Agreement. Notwithstanding the foregoing, no security interest shall be required in any Excluded Assets. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank. Borrower shall pay to Bank promptly within 10 days upon demand the full amount of all reasonable and documented out-of-pocket charges, costs and expenses (to include reasonable fees paid to third parties), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.6 GUARANTY. The payment and performance of all Secured Obligations shall be guaranteed jointly and severally by each Third Party Obligor as evidenced by and subject to the terms of guaranties (each a "*Guaranty*") in form and substance reasonably satisfactory to Bank.

## ARTICLE II
## REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the Effective Date, and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1 LEGAL STATUS. (a) Borrower is a corporation duly organized and existing and in good standing under the laws of the State of Nevada, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect on Borrower; (b) each Subsidiary of Borrower is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction of its incorporation or formation), and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect on such Subsidiary, and (c) no Credit Party or Subsidiary thereof and, to Borrower's knowledge, no other member of the Borrowing Group is a Sanctioned Target of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, or any other Governmental Authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, "*Sanctions*").

SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement and each Loan Document required hereby or at any time hereafter delivered to Bank in connection herewith have been duly authorized, and upon their execution and delivery, in each case, by each Credit Party party thereto, in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of such Credit Party, enforceable in accordance with their respective terms, subject only to any bankruptcy and similar laws affecting creditors' rights generally and general equitable principles.

SECTION 2.3 NO VIOLATION. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of such Credit Party, or result in any breach of or default under any Material Contract or obligation, indenture or other instrument to which such Credit Party is a party or by which such Credit Party may be bound to the extent such breach or default could reasonably be expected to have a Material Adverse Effect.

SECTION 2.4 LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings against Borrower or any other Credit Party by or before any Governmental Authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENT; LIENS. The annual consolidated financial statements of Borrower and its Subsidiaries dated December 31, 2025, true copies of which have been delivered by Borrower to Bank prior to the date hereof, and any financial statements delivered pursuant to Section 4.3(a) and (b) hereof, (a) are complete and correct and present fairly the financial condition of Borrower and its Subsidiaries, and in the case of the consolidating financial statements, of the Credit Parties, (b) disclose all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of interim financial statements. Since the dates of such financial statements there has been no Material Adverse Effect, nor has any Credit Party mortgaged, pledged, granted a Lien in or otherwise encumbered, any of its assets or properties except for Permitted Liens. All information provided from time to time by any Credit Party to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided, and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today.

SECTION 2.6 INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Credit Party's income tax payable with respect to any year.

SECTION 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which any Credit Party is a party or by which such Credit Party may be bound that requires the subordination in right of payment of any of such Credit Party's obligations subject to this Agreement to any other obligation of Credit Party.

SECTION 2.8 PERMITS, FRANCHISES. Each Credit Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, to the extent failure to obtain would reasonably be expected to have a Material Adverse Effect.

SECTION 2.9 ERISA. Each Credit Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("*ERISA*"); no such Credit Party has violated any provision of any defined benefit "employee pension benefit plan" (as defined in ERISA) maintained or contributed to by Borrower (each, a "*Plan*"); no "reportable event" as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any such Credit Party; each such Credit Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP or other comprehensive basis of accounting.

SECTION 2.10 OTHER OBLIGATIONS. No Credit Party is in default on any obligation for borrowed money, any purchase money obligation or, any other material lease, commitment, contract, instrument or obligation, except to the extent such default would not reasonably be expected to have a Material Adverse Effect.

SECTION 2.11 ENVIRONMENTAL MATTERS. Except as disclosed by any Credit Party to Bank in writing prior to the Effective Date, each Credit Party is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of such Credit Party's operations. None of the operations of any Credit Party is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Credit Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12 SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. (a) Each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws and Sanctions; and (b) to the best of Borrower's knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a Governmental Authority that enforces such laws.

SECTION 2.13 DISCLOSURE; SEC FILING. (a) Borrower has disclosed to Bank all agreements, instruments and corporate or other restrictions to which any Credit Party is subject, and all other matters known to Borrower, that, in each case under this clause (a), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. (b) Since becoming subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Borrower has timely filed all reports required to be filed by it with the SEC, and all such reports complied in all material respects with the

requirements of the Exchange Act and the rules and regulations promulgated thereunder, as applicable, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 2.14 NO CONFLICT; MATERIAL CONTRACTS; CONSENTS. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any law, rule or regulation or any agreement (including any Material Contract) in connection with (i) the execution, delivery and carrying out of this Agreement and the other Loan Documents, (ii) the grant by any Credit Party of the Liens granted by it pursuant to the Security Agreement, (iii) the perfection of the first priority security interest of Bank created under the Security Agreement (other than the filing of UCC financing statements (including any transmitting utility financing statements) and filings with the United States Patent and Trademark Office or the United States Copyright Office), or (iv) the exercise by Bank of its rights under the Loan Documents or the remedies of Bank in respect of the collateral pursuant to the Security Agreement, in each case except those which have been duly obtained on or before the Effective Date, taken, given or made and are in full force and effect. Each of the Credit Parties' Material Contracts is in full force and effect, and no Credit Party has received any notice of termination, revocation or other cancellation (before any scheduled date of termination) in respect thereof.

## ARTICLE III
## CONDITIONS

SECTION 3.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend or maintain any credit contemplated by this Agreement on the Effective Date is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

- (i) this Agreement;
- (ii) a Line of Credit Note;
- (iii) a Term Loan A Note;
- (iv) the Guaranty executed by each Third Party Obligor;
- (v) the Security Agreement executed by Borrower and each Third Party Obligor;
- (vi) the Effective Date Fee Letter;
- (vii) a Perfection and Information Certificate;
- (viii) a Trademark Security Agreement;
- (ix) a Patent Security Agreement; and
- (x) such other documents as Bank may require under any other Section of this Agreement.

(c) Financing Statements. Each financing statement and other document to perfect Bank's security interest covering the collateral, in form and substance reasonably acceptable to Bank, and to the extent applicable, shall be in proper form for filing, registration or recordation in accordance with the applicable UCC, in all applicable jurisdictions and with appropriate Governmental Authorities.

(d) Company Proceedings. Bank shall have received a copy of the resolutions in form and substance reasonably satisfactory to Bank, of the board of directors (or similar governing body) of each of Borrower and each other Credit Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements and Loan Documents to which it is a party, and (ii) the granting by Borrower and such other Credit Party of the security interests in and Liens upon the collateral for the Secured Obligations in each case certified by the secretary or an assistant secretary of Borrower and each other Credit Party, as applicable, as of the Effective Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

(e) Incumbency Certificates. Bank shall have received a certificate of the secretary or an assistant secretary of Borrower and each other Credit Party, dated as of the Effective Date, as to the incumbency and signature of the officers or directors of such Borrower or such other Credit Party, as applicable, executing this Agreement, the other Loan Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such officer or director.

(f) Organizational Documents. Bank shall have received a copy of the organizational documents of Borrower and each other Credit Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of formation together with copies of the bylaws, operating agreement or similar organizational document of Borrower and such other Credit Parties certified as accurate and complete by the secretary, assistant secretary or other officer, as applicable, of such Person.

(g) Good Standing Certificates. Bank shall have received good standing certificates for Borrower and each other Credit Party dated not more than 30 days prior to the date hereof, issued by the Secretary of State or other appropriate official of such Person's jurisdiction of formation and each jurisdiction where the conduct of such Person's business activities or the ownership of its properties necessitates qualification.

(h) Legal Opinion. Bank shall have received a customary legal opinion of Kutak Rock LLP, counsel to each of the Credit Parties, in form and substance reasonably satisfactory to the Bank.

(i) Searches. Bank shall have received all (i) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of Borrower and any other Credit Party and each jurisdiction where a filing would need to be made in order to perfect Bank's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and tax liens, judgment and bankruptcy searches, (ii) intellectual property searches of Borrower and any other Credit Party and (iii) customary individual and other background checks and other information as may be reasonably requested by Bank to complete any "know your customer" or other requirements.

(j) Financial Condition. There shall have been no Material Adverse Effect, as reasonably determined by Bank, in the financial condition or business of Borrower or any other Credit Party hereunder.

(k) Existing Indebtedness. All existing Indebtedness (excluding indebtedness permitted pursuant to Section 5.2) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Bank shall have received payoff letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.

(l) Estech Acquisition. Bank shall have received (i) true and correct copies of the Estech Acquisition Documents and (ii) the Estech Acquisition has been consummated.

(m) Insurance. Each Credit Party shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where reasonably required by Bank, with additional insured and lender loss payable endorsements in favor of Bank.

(n) Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding each Credit Party's execution or delivery of this Agreement or any other Loan Document, all documentation and other information Bank reasonably determines is required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, in form and substance satisfactory to Bank.

(o) Bank Approval. Bank shall have (i) obtained final credit approval from its internal credit committee in respect of the transactions contemplated by this Agreement and the other Loan Documents and (ii) completed such financial, legal, business, and other due diligence as it may determine necessary, and the results thereof shall be satisfactory to Bank in all respects.

(p) Other Items. Bank shall have received, in form and substance reasonably satisfactory to Bank, all certificates, orders, authorities, consents, affidavits, schedules, instruments, security agreements, financing statements, payoff statements and any other documents which are provided for under this Agreement or the other Loan Documents.

SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing.

(c) Borrowing Request. Bank shall have received a request for such extension of credit from Borrower and all additional documents which may be reasonably requested by Bank in connection with such extension of credit, including, but not limited to, an executed wire request form.

(d) Letter of Credit Documentation. Prior to the issuance of any Letter of Credit, Bank shall have received a letter of credit agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(e) Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

## ARTICLE IV
## AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, and until payment in full of all Secured Obligations (other than contingent reimbursement obligations for which no claim has been made), each Credit Party shall, and shall cause each of its Subsidiaries (including, for the avoidance of doubt, any Excluded Subsidiary) to, unless Bank otherwise consents in writing:

SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2 ACCOUNTING RECORDS; INSPECTION, BANK AUDITS. Maintain complete and accurate books and financial records in accordance with GAAP; during normal working hours and upon 24 hours' written notice to Borrower, permit Bank and Persons designated by Bank to visit and inspect Borrower's and its Subsidiaries' properties, to inspect Borrower's and its Subsidiaries' books and financial records (including its journals, orders, receipts and correspondence which relates to its accounts), and to discuss its affairs, finances and accounts and operations with its and its Subsidiaries' directors, officers and agents and its independent public accountants; and permit Bank and Persons designated by the Bank to perform audits of such books and financial records when and as reasonably requested by Bank; and pay to Bank or Persons designated by Bank an audit fee based on the Bank's then current audit rate plus reasonable and documented out-of-pocket expenses for each such audit; provided, however, unless an Event of Default has occurred and is continuing, not more than one such inspection or audit shall occur in any calendar year. If at any time any change in GAAP would affect the computation of any covenant (including the computation of any Financial Covenant) set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with GAAP prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank between calculations of such covenant before and after giving effect to such change in GAAP.

SECTION 4.3 FINANCIAL STATEMENTS; OTHER REPORTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than the earlier of (x) 90 days after and as of the end of each fiscal year beginning with the fiscal year ending December 31, 2025; provided, however, with respect to the Persons acquired in the Estech Acquisitions, such date is 75 days after the closing date of the Estech Acquisition, and (y) the date of any required public filing thereof with the SEC, an audited consolidated financial statement of Borrower and its Subsidiaries, prepared by a firm of independent certified public accountants of nationally recognized standing or such other certified public accountant reasonably acceptable to Bank, to include balance sheet, income statement and statement of cash flows, together with the unqualified opinion of such accountant;

(b) not later than the earlier of (x) 45 days after and as of the end of each fiscal quarter, and (y) the date of any required public filing thereof with the SEC, a consolidated financial statement of Borrower and its Subsidiaries, including consolidating financial statements of the Credit Parties (but excluding any Excluded Subsidiaries) (subject to the absence of footnotes and to normal recurring year-end audit adjustments and the inclusion of explanatory footnotes), prepared by Borrower in a presentation form consistent with the audited consolidated financial statements of Borrower and its Subsidiaries, to include balance sheet, income statement and statement of cash flows;

(c) contemporaneously with each annual and quarterly financial statement of Borrower and its Subsidiaries required hereby, a Compliance Certificate containing a certification of Borrower's chief financial officer or other senior officer acceptable to Bank (i) that the financial statements for such quarter (or such fiscal year, as the case may be) present fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries, (ii) that Borrower and its Subsidiaries are in compliance with all Financial Covenants (as evidenced by reasonably detailed calculations attached to such

Compliance Certificate), and (iii) that there exists no Default or Event of Default (or if one exists, a description thereof and any actions Borrower is taking to address such event);

(d) not later than 60 days after and as of the end of each fiscal year, a copy of Borrower's and its Subsidiaries' consolidated projections and budgets for the following fiscal year, together with consolidating projections of the Credit Parties, broken out quarterly to include balance sheet and income statement;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to Bank pursuant hereto;

(f) promptly, and in any event within 5 Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof; and

(g) from time to time such other information as Bank may reasonably request, including without limitation, such other information as Bank may reasonably request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

(h) Documents required to be delivered pursuant to Sections 4.3(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents on the Borrower's behalf on any publicly available website maintained by the SEC; provided that the Borrower shall notify Bank in writing of the posting of any such documents.

SECTION 4.4 COMPLIANCE.

(a) Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which any Credit Party or such Subsidiary (as applicable) is organized and/or which govern such Credit Party's or such Subsidiary's (as applicable) continued existence; comply with the requirements of all applicable laws, rules, regulations and orders of any jurisdiction in which such Credit Party or such Subsidiary (as applicable) is located or doing business, or otherwise is applicable to such Credit Party or such Subsidiary (as applicable); and

(b) comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

SECTION 4.5 INSURANCE. Maintain and keep in force, and cause each Subsidiary of Borrower to keep in force, for each business in which Borrower and/or such Subsidiary is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Bank, hurricane, windstorm, seismic property damage and workers' compensation, with all such insurance carried in amounts satisfactory to Bank, and deliver to Bank prior to the date hereof and from time to time at Bank's reasonable request schedules setting forth all insurance then in effect, together with a lender's loss payee endorsement for all such insurance naming Bank as a lender loss payee. Such

insurance may be obtained from an insurer or through an insurance agent of Borrower's choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6 FACILITIES. Keep, and cause each Credit Party and each Subsidiary to keep, all properties useful or necessary to such Credit Party's and/or such Subsidiary's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause any Credit Party and/or any Subsidiary to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as any Credit Party or any Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which any Credit Party and/or any Subsidiary has made provision, to Bank's satisfaction, for eventual payment thereof in the event such Credit Party or such Subsidiary is obligated to make such payment.

SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against any Credit Party or any Subsidiary.

SECTION 4.9 FINANCIAL CONDITION. Maintain the Credit Parties' financial condition, on a consolidated basis, as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Total Net Leverage Ratio. A Total Net Leverage Ratio of not greater than 2.75 to 1.00 as of each fiscal quarter end, commencing the fiscal quarter ending September 30, 2026, determined on a trailing four (4) fiscal quarter basis.

(b) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of each fiscal quarter end, commencing the fiscal quarter ending September 30, 2026, determined on a trailing four (4) fiscal quarter basis.

SECTION 4.10 DEPOSIT ACCOUNTS; TREASURY MANAGEMENT AND MERCHANT SERVICES. Within one year after the Effective Date, maintain Borrower's and each Domestic Subsidiary's principal domestic deposit accounts and other traditional domestic banking relationships (including domestic treasury management) with Bank; provided that any such deposit accounts maintained at a depository institution other than Bank during such time period shall be subject to Section 4.13(a). Following the Acquisition of a Domestic Subsidiary, Borrower shall use commercially reasonable efforts to migrate any applicable principal domestic deposit accounts and other traditional domestic banking relationships to Bank within 180 days of such Acquisition; provided that any deposit accounts maintained at a depository institution other than Bank during such time period shall be subject to the Deposit Account Control Agreement (as defined in the Security Agreement) requirements set forth in the Security Agreement. Borrower and each Domestic Subsidiary may maintain deposit accounts with financial institutions other than Bank so long as the cumulative amount held therein shall not exceed $500,000 in the aggregate at any given time. Notwithstanding the foregoing, nothing contained herein shall restrict any foreign account or foreign banking relationship or having any merchant account with any other Person.

SECTION 4.11 NOTICE TO BANK. Promptly (but in no event more than 5 Business Days after the occurrence of each such event or matter and in no event more than 1 Business Day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws) give written notice to Bank in reasonable detail of: (a) the occurrence of

any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of any Credit Party, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any "reportable event" or nonexempt "prohibited transaction," each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which any Credit Party is required to maintain (and, if such policy is being replaced contemporaneously by a new policy, promptly provide a copy of such new policy), or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws or the Borrower's inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws to be true and correct in all respects on or as of such date.

SECTION 4.12 THIRD PARTY OBLIGORS. Within the later of (x) 30 days or (y) the actual number of days needed for Bank to complete required "know your customer" protocols or similar regulations affecting Bank, in either case, after the date on which (i) any Subsidiary of Borrower becomes a Subsidiary (other than an Excluded Subsidiary) (including, for the avoidance of doubt, pursuant to a Specified Acquisition), whether by formation, acquisition or otherwise, or (ii) any Excluded Subsidiary ceases to constitute an Excluded Subsidiary:

(a) cause such Subsidiary, if such Subsidiary is an entity that incorporated or organized under the laws of a state or commonwealth within the United States of America or the District of Columbia, to (i) become a guarantor of all indebtedness under this Agreement by executing and delivering to Bank a guaranty agreement in form and substance satisfactory to Bank, (ii) become a pledgor of all of its assets by executing and delivering to Bank a security agreement in form and substance satisfactory to Bank and (iii) deliver to Bank copies of resolutions, articles and other formation and organization documents of such Subsidiary and a favorable opinion of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of such guaranty agreement) (each Subsidiary that is subject to all requirements of Section 4.13(a) is referred to herein as a "*Third Party Obligor*"); or

(b) if such Subsidiary is a Foreign Subsidiary, (i) pledge 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each such foreign subsidiary directly owned by Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected lien in favor of Bank pursuant to the terms and conditions of such security documents as Bank shall reasonably request, and (ii) deliver to Bank copies of resolutions of such pledgor granting the lien, consents of such pledgee to the lien of Bank, articles and other formation and organization documents of such Foreign Subsidiary (or their equivalent in the jurisdiction of incorporation of such Foreign Subsidiary) and a favorable opinion of counsel to such pledgor of the Equity Interests (which shall cover, among other things, the legality, validity, binding effect and enforceability of such pledge or security agreement, the valid security interest created by such pledge or security agreement and the valid perfection of such lien in favor of Bank).

Notwithstanding the foregoing, no pledge or security interest shall be required with respect to any Excluded Assets.

SECTION 4.13 POST-CLOSING. Take the actions and complete the tasks as follows within the applicable corresponding time limits (or by such later date as Bank may agree to via email):

(a) deliver to Bank all Deposit Account Control Agreements (as defined in the Security Agreement) required to be delivered to Bank pursuant to the Security Agreement within 120 days of the Effective Date;

(b) use commercially reasonable efforts to deliver to Bank a Collateral Access Agreement from the landlord under Borrower's lease of its headquarters within 120 days after the Effective Date; and

(c) deliver to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where reasonably required by Bank, with additional insured and lender loss payable endorsements in favor of Bank within 60 days of the Effective Date.

## ARTICLE V
## NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, no Credit Party will without Bank's prior written consent, nor shall any Subsidiary of any Credit Party (including, for the avoidance of doubt, any Excluded Subsidiary) without Bank's prior written consent:

SECTION 5.1 USE OF FUNDS.

(a) Use, or permit any Credit Party to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank's affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b) Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank's affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 5.2 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of any Credit Party, or any Subsidiary thereof, to Bank pursuant to this Agreement, the Loan Documents or otherwise; (b) Indebtedness incurred in connection the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided that either (i) such Indebtedness is financed through Bank or any other affiliate of Bank, or (ii) such Indebtedness is financed through a party other than Bank or any other affiliate of Bank and such Indebtedness when does not exceed, in the aggregate, at any time, $250,000 (or its equivalent in other currencies); (c) any Indebtedness set forth on Schedule 5.2(c) attached hereto; (d) unsecured indebtedness arising from agreements providing for indemnification, adjustment of purchase price adjustments (including earnouts) or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement, solely to the extent such indebtedness is subordinated to the Secured Obligations on terms satisfactory to Bank; (e) Hedging Agreements with Bank or its affiliates entered into in the ordinary course of business

for bona fide hedging purposes and not for speculation; (f) obligations under deposit agreements, treasury management arrangements or similar transactions, and (g) unsecured Indebtedness (i) owing from any Credit Party to any other Credit Party, or (ii) in an aggregate amount not to exceed $500,000.

SECTION 5.3 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity, other than (i) the Estech Acquisition, or (ii) a merger in connection with a Specified Acquisition so long as a Credit Party is the surviving entity; (b) make any substantial change in the nature of Borrower's or any Subsidiary's business as conducted as of the Effective Date; (c) acquire all or substantially all of the assets of any other entity unless such acquisition is a Specified Acquisition; (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary's assets or any of the Collateral (as defined in the Security Agreement) or Proceeds or any interest thereon, except (i) in the ordinary course of its business, (ii) the sale of the ownership interest in any Excluded Subsidiary or (iii) any merger of a Subsidiary into Borrower so long as Borrower is the surviving entity; (e) sell, lease, transfer or otherwise dispose of any material Intellectual Property to a Foreign Subsidiary or Excluded Subsidiary; nor (f) accomplish any of the above by virtue of a division or similar transaction.

SECTION 5.4 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary as security for, any liabilities or obligations of any other Person, except any of the foregoing in favor of Bank.

SECTION 5.5 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any Person, except (a) investments consisting of intercompany loans or other extensions of credit by a Credit Party to (i) any other Credit Party, provided that such loans or advances shall be evidenced by an intercompany promissory note, which shall be pledged pursuant to the Security Agreement, together with undated instruments of transfer with respect thereto endorsed in blank or (ii) any Foreign Subsidiary or Excluded Subsidiary in an amount not to exceed $500,000 in the aggregate; (b) loans or advances to officers, directors or shareholders of any Credit Party; provided that the outstanding principal balance of all such loans and advances pursuant to this clause (b) shall not exceed, at any time, in the aggregate, $250,000; (c) Specified Acquisitions; or (d) any loans or advances to or investments in any Person made prior to the Effective Date and set forth on Schedule 5.5 attached hereto.

SECTION 5.6 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's or any Subsidiary's Equity Interests now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's or any Subsidiary's Equity Interests now or hereafter outstanding; provided, however, that (i) any Subsidiary of Borrower may make any dividend or distribution to any Credit Party, (ii) Borrower or any Subsidiary may redeem securities held by employees, officers or directors of Borrower or any of its Subsidiaries (including any spouses, former spouses, heirs or estates of any of the foregoing) upon the death or separation from employment thereof, in an aggregate amount not to exceed $250,000 per fiscal year, (iii) Borrower or any Subsidiary may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests and (iv) Borrower may make Earned Earn-Out Payments so long as the Payment Conditions have been satisfied. Borrower shall provide to Bank, upon reasonable request, any documentation reasonably required by Bank to substantiate the appropriateness of amounts paid or to be paid.

SECTION 5.7 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or any Subsidiary's assets now owned or hereafter acquired, except for Permitted Liens.

SECTION 5.8 ORGANIZATIONAL DOCUMENTS. Borrower shall not amend (i) its fiscal year or fiscal quarter, or (ii) its or any of its Subsidiaries' organizational documents, in a manner that would be materially adverse to Bank.

SECTION 5.9 [Reserved]

SECTION 5.10 CAPITAL EXPENDITURES. Incur any additional Capital Expenditures, other than maintenance and leasehold improvements, in any fiscal year in excess of an aggregate of $500,000.

## ARTICLE VI
## EVENTS OF DEFAULT

SECTION 6.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "*Event of Default*" under this Agreement:

(a) Borrower shall fail to (i) pay when due any principal, or (ii) pay any interest, fees or other amounts payable under any of the Loan Documents and such failure shall continue for more than 3 Business Days after the due date therefor.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with: (i) any negative covenant set forth in Article V hereof; (ii) Sections 4.3, 4.9, 4.11 or 4.13 hereof; (iii) Sections 6(a)(v), (vii) (viii) or (ix), or 6(b)(iii), (v) or (vi) of the Security Agreement, or (iv) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

(d) Any default by any Credit Party in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an "Event of Default" under any other subsection of this Section 6.1), and with respect to such default(s) that by their nature can be cured (excluding any defaults specifically described as constituting an "Event of Default" under any other subsection of this Section 6.1, none of which shall be subject to a cure period except as provided in this Section 6.1), such default shall continue for a period of 30 days from the date that Borrower has knowledge thereof or Bank has provided notice to Borrower to cure such default.

(e) Any default by any Credit Party in the payment or performance of any material obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which such Credit Party has incurred any debt or other liability to any Person, including Bank, in an amount equal to or greater than $250,000 (or its equivalent in other currencies), and such default shall continue for a period of 30 days from its occurrence or such longer period provided therein.

(f) Borrower, any of Borrower's Subsidiaries, or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall

make a general assignment for the benefit of creditors; Borrower, any of Borrower's Subsidiaries, or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("*Bankruptcy Code*"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower, any of Borrower's Subsidiaries, or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any of Borrower's Subsidiaries, or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any of Borrower's Subsidiaries, or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors or the occurrence of any event that has a substantially similar effect to any of the above events under the law of any applicable jurisdiction.

(g) Any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any of Borrower's Subsidiaries or any Third Party Obligor and, in any such case, such proceeding or petition shall continue undismissed for 60 days.

(h) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor, and in each case, if (i) such judgment is a non-monetary judgement, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) such judgment is for the payment of money in an aggregate amount in excess of $500,000 (that is not otherwise covered by insurance) and, in either case, to the extent the same has not been discharged or stayed within 30 days of such entry of judgment.

(i) The dissolution, division or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division or liquidation of Borrower or such Third Party Obligor, in each case, except as permitted herein.

(j) The occurrence of any Change in Control.

SECTION 6.2 REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice (except as expressly provided in any Loan Document, mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; provided that upon the occurrence of an Event of Default specified in Section 6.1(f) or (g), all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by

Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

## ARTICLE VII
## MISCELLANEOUS

SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER: Crexendo, Inc.
1225 W. Washington Street
Tempe, Arizona 85288
Attention: Ron Vincent
Email: rvincent@crexendo.com

BANK: Wells Fargo Bank, National Association
100 W. Washington Street, 25th Floor
Phoenix, AZ 85003
Attention: Nick Broderick
Email: nicholas.d.broderick@wellsfargo.com

and

Wells Fargo Bank, National Association
MAC C-7204-017
5700 S. DTC Parkway
Greenwood Village, Colorado 80111
Attention: Loan Documentation

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or 3 days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by electronic mail, upon receipt (provided that notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment)).

SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable and documented attorneys' fees (to include outside counsel fees), expended or incurred by Bank in connection with (a) the negotiation and preparation

of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto (in each case under this clause (a), limited to reasonable and documented amounts), (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person. Notwithstanding anything in this Agreement to the contrary, reasonable and documented attorneys' fees shall not exceed the amount permitted by law.

SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Credit Party hereunder or the business of such Credit Party, if any, or any collateral required hereunder.

SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (the "*State*"), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof (other than New York General Obligations Law Sections 5-1401 and 5-1402).

SECTION 7.11 BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12 RIGHT OF SETOFF. During the existence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, the Secured Obligations, and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Secured Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13 ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party's right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association ("*AAA*"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "*Rules*"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession to the extent permitted by applicable law; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any

arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years' experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court's jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys' fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

(j) Waiver of Jury Trial. The parties hereto hereby acknowledge that by agreeing to binding arbitration they have irrevocably waived their respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection with this Agreement or any other agreement or document delivered in connection herewith, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. This provision is a material inducement for the parties entering into this Agreement.

SECTION 7.14 ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "*QFC Credit Support*" and, each such QFC, a "*Supported QFC*"), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "*U.S. Special Resolution Regimes*") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a "*Covered Party*") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 7.14, the following terms have the following meanings:

"*BHC Act Affiliate*" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"*Covered Entity*" means any of the following:

(i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"*Default Right*" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"*QFC*" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 7.15 CONFIDENTIALITY. Bank agrees to maintain the confidentiality of the Information (as defined herein), except that Information may be disclosed (a) to its affiliates and to its and its affiliates' respective Related Parties (as defined herein) in connection with this Agreement, the other Loan Documents, the transactions contemplated hereby (it being understood that the Persons (as defined herein) to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with Bank's regulatory compliance policy if Bank deems such disclosure to be necessary for the mitigation of claims by those authorities against Bank or any of its Related Parties (in which case, Bank shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify Borrower, in advance, to the extent practicable and otherwise permitted by applicable law), (c) as to the extent required by applicable laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto or the other Loan Documents, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any swap agreement or cash management agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any swap agreement or cash management agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 7.15, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, and/or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to any rating agency in connection with rating the Borrower or its subsidiaries or this Agreement, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to Bank in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 7.15 or (ii) becomes available to the Bank or any of its affiliates from a third party that is not, to such Person's knowledge, subject to confidentiality obligations to Borrower, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a "due diligence" defense. For purposes of this Section 7.15, "*Information*" means all information received from Borrower, any Subsidiary thereof or any Third Party Obligor relating to any of Borrower, any Subsidiary thereof, any Third Party Obligor or any of their respective businesses, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by any of Borrower, any Subsidiary thereof, or any Third Party Obligor; provided that, in the case of information received from Borrower, any Subsidiary thereof, and/or any Third Party Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 7.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the

confidentiality of such Information as such Person would accord to its own confidential information. "*Related Parties*" means, with respect to any Person, such Person's affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's affiliates.

## ARTICLE VIII

SECTION 8.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

"*AAA*" has the meaning set forth in Section 7.13(b).

"*Acquired Adjusted EBITDA*" means, with respect to any Person acquired pursuant to a Specified Acquisition for any measurement period, the amount for such measurement period of Adjusted EBITDA of any such Person so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired Adjusted EBITDA for any Person that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to measurement period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such measurement period shall occur during a fiscal quarter of such acquired Person (such that only a portion of such fiscal quarter shall be included in such measurement period), Acquired Adjusted EBITDA for the portion of such fiscal quarter so included in such measurement period shall be deemed to be an amount equal to (x) Acquired Adjusted EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant measurement period and the denominator of which shall be actual months in such fiscal quarter.

"*Acquisition*" means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

"*Adjusted EBITDA*" shall mean, on a consolidated basis, with respect to the Credit Parties during any trailing twelve month period, net income plus, to the extent deducted in determining net income, and without duplication, (a) interest expense; (b) tax expense for taxes measured by net income, profits or capital; (c) depreciation expense; (d) amortization expense; (e) stock based compensation; (f) [reserved]; (g) transaction fees and expenses actually incurred in connection with the transactions contemplated by the Loan Documents, provided that the aggregate amount added back pursuant to this clause (g) shall not exceed $150,000; (h) non-cash unrealized gains (or losses) to the extent such gains (or losses) are non-recurring; and (i) during any measurement period, any other non-recurring charges, costs and expenses approved by Bank in its reasonable discretion. For purposes of calculating Adjusted EBITDA for any measurement period during which one or more Specified Acquisition occurs, (i) such Specified Acquisition

(and all other Specified Acquisitions that have been consummated during the applicable measurement period) shall be deemed to have occurred as of the first day of the applicable measurement period, and (ii) there shall be included in determining Adjusted EBITDA for such measurement period, without duplication, the Acquired Adjusted EBITDA of any Person, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such measurement period (but not the Acquired Adjusted EBITDA of any related Person or any Acquired Adjusted EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Specified Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Borrower or such Subsidiary during such measurement period, based on the actual Acquired Adjusted EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Adjusted EBITDA.

Notwithstanding the above, (x) for the trailing twelve month period ending December 31, 2025, Adjusted EBITDA for Estech Systems, LLC and ESI Hosted Services, LLC shall be deemed to be $2,522,000, and (y) for each of the fiscal quarters ending on the dates set forth below, Adjusted EBITDA for the Credit Parties, excluding Estech Systems, LLC and ESI Hosted Services, LLC, shall be deemed to be the amounts set forth below opposite such fiscal quarter:

| **Fiscal Quarter Ending** | **Deemed Adjusted EBITDA** |
|---|---|
| March 31, 2025 | $2,104,000 |
| June 30, 2025 | $2,083,000 |
| September 30, 2025 | $2,264,000 |
| December 31, 2025 | $2,047,000 |

"*Agreement*" has the meaning given in the preamble of this Agreement.

"*Anti-Corruption Laws*" means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business.

"*Anti-Money Laundering Laws*" means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"*Auto-Renewal Letter of Credit*" has the meaning set forth in Section 1.1(b).

"*Availability Amount*" means an aggregate outstanding amount under the Line of Credit not to exceed (i) the maximum principal amount of the Line of Credit minus (ii) the aggregate face amount of all outstanding Subfeature Standby Letters of Credit (including drawn but unreimbursed Subfeature Standby Letters of Credit), minus (iii) the outstanding principal balance of any advances under the Line of Credit.

"*Bank*" has the meaning given in the preamble of this Agreement.

"*Bankruptcy Code*" has the meaning set forth in Section 6.1(f).

"*Borrower*" has the meaning given in the preamble of this Agreement.

"*Borrowing Group*" means: (a) Borrower, (b) any direct or indirect parent of Borrower, (c) any affiliate or subsidiary of Borrower, (d) any Credit Party, and (e) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through and including (d) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents.

"*Business Day*" means any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York are open for the conduct of their commercial banking.

"*Capital Expenditures*" means, with respect to the Credit Parties on a consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures (including capitalized software costs) that are (or would be) set forth in a consolidated statement of cash flows of such Persons for such period prepared in accordance with GAAP and (b) Capital Lease Obligations.

"*Capital Lease Obligations*" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"*Cash Equivalents*" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (c) Bank's certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

"*Change in Control*" means an event or series of events by which:

(a) at any time, Borrower shall fail to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each Third Party Obligor; or

(b) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a "person" or "group" shall be deemed to have "beneficial ownership" of all Equity Interests that such "person" or "group" has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower on a fully diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right), in each case, other than a Permitted Holder, provided that such Permitted Holder complies with all "know your customer" requirements of Bank; or

(c) a majority of the members of the board of directors (or other equivalent governing body) of Borrower shall not constitute Continuing Directors.

"*Collateral Access Agreement*" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower's or any Credit Party's books and records, in form and substance reasonably satisfactory to the Bank.

"*Communications System*" means a system or business (a) providing (or capable of providing) voice, data, Internet access or video transport, connection, monitoring services or other communications and/or information services (including cable television), through any means or medium, (b) providing (or capable of providing) facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring service or other communications and/or information services, or (c) that is (or that is capable of) constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in any system or business described above.

"*Compliance Certificate*" means compliance certificate substantially in the form of Exhibit A attached hereto or such other form as may be reasonably approved by Bank.

"*Continuing Directors*" means the directors (or equivalent governing body) of the Borrower on the Effective Date and each other director (or equivalent) of the Borrower, if, in each case, such other Person's nomination for election to the board of directors (or equivalent governing body) of the Borrower is approved by at least 51% of the then Continuing Directors.

"*Credit Party*" means any of Borrower or any Third Party Obligor.

"*Default*" means any of the events specified in Section 6.1 which with the passage of time, the giving of notice, or both, would constitute an Event of Default.

"*Dollars*" or "*$*" means United States dollars.

"*Domestic Subsidiary*" means any Subsidiary that is an entity that incorporated or organized under the laws of a state or commonwealth within the United States of America or the District of Columbia.

"*Earned Earn-Out Payments*" means any contractual contingent payments that have met or exceeded the conditions precedent set forth in the applicable purchase agreement pursuant to a Specified Acquisition and are required to be paid in cash, provided, that (i) any Earned Earn-Out Payments shall be subject to a Subordination Agreement in form and substance satisfactory to Bank, and (ii) the total amount of all Earned Earn-Out Payment during the term of this Agreement shall not exceed an aggregate amount equal to 50% of Adjusted EBITDA as of the most recent reporting period at the time such Earned Earn-Out Payment is incurred.

"*Effective Date*" has the meaning given in the preamble of this Agreement.

"*Effective Date Fee Letter*" means that certain fee letter, dated as of the Effective Date, between Bank and Borrower.

"*Engagement Fee Letter*" means that certain fee letter, dated as of February 18, 2026, between Bank and Borrower.

"*Equity Interests*" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the

case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

"*ERISA*" has the meaning set forth in Section 2.9.

"*Estech*" means Estech Systems, LLC, a Delaware limited liability company, and its Subsidiaries.

"*Estech Acquisition*" means the Acquisition of Estech that was consummated on or about March 1, 2026, pursuant to the Estech Acquisition Documents.

"*Estech Acquisition Documents*" means the Estech Acquisition Agreement and each other document, instrument, amendment or other agreement entered into in connection therewith.

"*Estech Acquisition Agreement*" means that certain Membership Interest Purchase Agreement, dated as of March 1, 2026, by and among, among others, Borrower, as buyer, and Estech Holdings, Inc., a Texas corporation, as seller.

"*Event of Default*" has the meaning set forth in Section 6.1.

"*Exchange Act*" means the Securities Exchange Act of 1934 (15 U.S.C. § 78a *et seq*.).

"*Exchange Rate*" means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in the Wall Street Journal on the date of determination (which shall be a business day on which the Wall Street Journal is published), expressed as the number of units of such other currency per one Dollar; provided that if the Wall Street Journal is no longer published or publishes such required exchange rate, Bank shall elect in its reasonable discretion another publication of such required exchange rates.

"*Excluded Assets*" has the meaning set forth in the Security Agreement.

"*Excluded Subsidiary*" means (a) any Foreign Subsidiary that, in the aggregate with all other Foreign Subsidiaries, has either (I) assets with a book value equal to or less than 5% of the aggregate book value of all assets of Borrower and its Subsidiaries measured on a consolidated basis, or (II) total revenue equal to or less than 5% of the total revenue of Borrower and its Subsidiaries measured on a consolidated basis; provided, that, in each case, such Subsidiary does not own any Intellectual Property (as defined in the Security Agreement) material to the operation, business or financial condition of any Credit Party and (b) Crexendo Business Solutions, Inc., Crexendo Business Solutions of Virginia, Inc. and any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Effective Date or on the date such Subsidiary is acquired (so long as in respect of any such contractual obligation, such prohibition is not incurred in contemplation of such acquisition) from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guaranty unless such consent, approval, license or authorization has been received. Schedule 5.9 attached hereto sets forth each Excluded Subsidiary as of the Effective Date.

"*FCC*" means the Federal Communications Commission.

"*Fee Letters*" shall mean, collectively, (i) the Engagement Fee Letter, and (ii) the Effective Date Fee Letter.

"*Financial Covenants*" means the covenants set forth in Section 4.9.

"*Fixed Charge Coverage Ratio*" means, as of any date of determination, with respect to the Credit Parties on a consolidated basis, the ratio determined by (a) Adjusted EBITDA, minus the sum of (i) tax expense, to the extent paid in cash, (ii) Capital Expenditures, and (iii) dividends and share buybacks, to the extent permitted by Section 5.6 (including, without limitation, Earned Earn-Out Payments), divided by (b) the sum of, (i) cash interest expenses paid with respect to any Indebtedness, and (ii) any regularly scheduled principal payments with respect to any Indebtedness (including regularly scheduled principal payments on the Term Loan A).

"*Foreign Subsidiary*" means any Subsidiary that is not incorporated or organized under the laws of a state or commonwealth within the United States of America or the District of Columbia.

"*GAAP*" means generally accepted accounting principles in the United States in effect from time to time consistently applied.

"*Governmental Authority*" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including the FCC and any applicable PUC.

"*Guaranty*" has the meaning set forth in Section 1.6.

"*Hedge Agreement*" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

"*Indebtedness*" means (i) any and all advances, debts, obligations and liabilities for borrowed money and all Capital Lease Obligations of any Credit Party, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, (ii) the net obligations of such Credit Party under any Hedge Agreement and (iii) all obligations and liabilities with respect to deposit agreements, treasury management arrangements or similar transactions or arrangements, and, in each case, whether such Credit Party may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

"*Letter of Credit*" means a Subfeature Standby Letter of Credit.

"*Lien*" means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.

"*Line of Credit*" has the meaning set forth in Section 1.1(a).

"*Line of Credit Note*" has the meaning set forth in Section 1.1(a).

"*Liquidity*" means, at any time, (i) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held at such time by Borrower and its Subsidiaries (other than any Foreign Subsidiaries or Excluded Subsidiaries) in deposit accounts or securities accounts maintained with Bank, plus (ii) the Availability Amount.

"*Loan Documents*" means, collectively, this Agreement, each Note, each Guaranty, each Security Agreement, each Fee Letter, each Collateral Access Agreement, the Trademark Security Agreement and the Patent Security Agreement, together with every other agreement, note, guaranty, document, contract or instrument which is required to be or is otherwise executed by Borrower or any other Credit Party and delivered to Bank in connection with this Agreement or any of the documents listed above (including any amendments, restatements, supplements or modifications to any of the documents listed above).

"*Material Adverse Effect*" means any event or condition which occurs or exists which (i) has or could reasonably be expected to have any material adverse effect on the assets, properties, liabilities or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, or (iii) the ability of Borrower or the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents.

"*Material Contract*" means, with respect to any Person, each contract, license or agreement of any Person as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

"*Maturity Date*" means May 1, 2029.

"*Note*" means, collectively, the Line of Credit Note and the Term Loan A Note.

"*Payment Conditions*" means that, immediately prior to and after giving pro forma effect (as of the last day of the fiscal quarter in which such payment is made) to any payment made in the form of an Earned Earn-Out Payment, (i) no Event of Default, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or result therefrom, (ii) Borrower and its Subsidiaries shall be in compliance with the Fixed Charge Coverage Ratio requirement set forth in Section 4.9(b) both immediately before and immediately after such payment, (iii) Borrower and its Subsidiaries shall maintain a Total Net Leverage Ratio of not greater than 2.00 to 1.00, both immediately before and immediately after such payment; and (iv) the Liquidity of Borrower and its Subsidiaries is not less than $5,000,000 (or its equivalent in other currencies) both immediately before and immediately after such payment. Borrower shall provide a completed Compliance Certificate evidencing satisfaction of the foregoing clauses as and when required by Section 4.3(e) for any fiscal quarter in which any such payment is made.

"*Permitted Holder*" means each of (a) Steve Mihaylo, (b) any trust, limited liability company or limited partnership created for estate planning purposes for the benefit of such Person or for his heirs, (c) any foundation established by such Person which takes ownership of Borrower's Equity Interests upon the death of such Person, and (d) any of Steve Mihaylo's heirs, estate, executors, administrators and legal representatives.

"*Permitted Liens*" means any of the following: (a) Liens securing the indebtedness and obligations of any Credit Party to Bank; (b) Liens for taxes and other statutory Liens, landlord's Liens and similar Liens arising out of operation of law so long as the obligations secured thereby are not past due or are being

contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such Lien; (c) Liens for deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws; (d) attachment, judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (i) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (ii) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings, (iii) such Liens do not, in the aggregate, materially detract from the value of the assets of such Credit Party or materially impair the use thereof in the operation of such Credit Party's business, and (iv) the underlying indebtedness or amount in controversy with respect to all such Liens does not at any time exceed, in the aggregate, $250,000 (or its equivalent in other currencies); (e) Liens securing indebtedness incurred solely for the purpose of financing the acquisition of equipment, provided that such Lien does not secure more than the purchase price of such equipment and does not encumber property other than the purchased equipment; (f) Liens in the nature of easements or other similar encumbrances or restrictions (not securing indebtedness) on the use of any Credit Party's real property, so long as such Liens do not materially impair such Credit Party's use of such property; (g) any interest or title of a lessor or sub-lessor under any lease not prohibited by this Agreement; (h) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement; and (i) Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of law encumbering deposits.

"*Person*" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"*Plan*" has the meaning set forth in Section 2.9.

"*PUC*" means any state, provincial or other local public utility commission, local franchising authority, or similar regulatory agency or body that exercises jurisdiction over the rates, terms or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the services, operations or business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

"*Related Parties*" has the meaning set forth in Section 7.15.

"*Rules*" has the meaning set forth in Section 7.13(b).

"*Sanctioned Target*" means any target of Sanctions, including (i) Persons on any list of targets identified or designated pursuant to any Sanctions, (ii) Person, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) Persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

"*Sanctions*" has the meaning set forth in Section 2.1.

"*SEC*" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"*Secured Obligations*" means all indebtedness, used in its most comprehensive sense, of any Credit Party to Bank (a) under the Loan Documents, including any and all advances, debts, obligations and liabilities of any Credit Party to Bank under the Loan Documents, and (b) any existing or future payment and other obligations owing by any Credit Party to Bank pursuant to any swap, derivative, foreign exchange, hedge,

deposit, treasury management or other similar transaction or arrangement, and in each case with respect to clauses (a) and (b), whether heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether any Credit Party may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter becomes unenforceable.

"*Security Agreement*" means that certain Security Agreement: Business Assets, dated as of the Effective Date, by and among Borrower and each Third Party Obligor in favor of Bank.

"*Specified Acquisition*" means an Acquisition by Borrower, any other Credit Party or a wholly-owned Subsidiary of Borrower; provided that the following requirements are met, all to the reasonable satisfaction of Bank (or as waived by Bank): (a) no less than 15 Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by Bank), Borrower shall have delivered written notice of such Acquisition to Bank, which notice shall include the proposed closing date of such Acquisition; (b) the Acquisition is not hostile and the board of directors or other similar governing body of the Person or line of business to be acquired shall have approved such Acquisition (and, if reasonably requested, Bank shall have received evidence, in form and substance reasonably satisfactory to Bank, of such approval); (c) the Person or line of business to be acquired (i) shall be in a line of business permitted pursuant to this Agreement, or in the case of an Acquisition of assets, the assets acquired are useful in the business of the Borrower and its Subsidiaries as conducted immediately prior to such Acquisition and (ii) is an entity that incorporated or organized under the laws of a state or commonwealth within the United States of America or the District of Columbia, (d) Borrower shall have demonstrated through a Compliance Certificate, in form and substance reasonably satisfactory to Bank, (i) Liquidity of not less than $5,000,000, (ii) compliance with the Fixed Charge Coverage Ratio set forth in Section 4.9(b) and (iii) a Total Net Leverage Ratio of not greater than the Total Net Leverage Ratio set forth in Section 4.9(a), less 0.50 to 1.00, in each case, (x) for the most recent compliance period, and (y) for the most recent compliance period on a pro-forma basis, adjusting for pro-forma related debt (if any) with respect to such Specified Acquisition and the pro-forma Adjusted EBITDA of the acquired business; (e) with respect to any Acquisition, for which the consideration exceeds $5,000,000, Bank shall have received reasonably satisfactory financial information on the Person or line of business to be acquired including but not limited to, to the extent applicable, (i) the last year's fiscal year-end financial statements, (ii) unaudited interim consolidated financial statements for the most recent quarterly period and (iii) such other diligence items reasonably requested by Bank; (f) if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary of the Borrower shall be the surviving Person, and such surviving Person shall become a Credit Party pursuant to this Agreement if required hereunder and no Change in Control shall have been effected thereby; (g) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition; (h) the representations and warranties contained herein and in each of the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) as of the date of the consummation of such Acquisition; (i) if applicable, Bank shall have received customary search results with respect to the Person subject of the Acquisition (including UCC, tax lien, bankruptcy and judgment searches), as well as payoff/lien release letters from any party with a Lien (other than a Permitted Lien) on the assets being acquired by Borrower pursuant to such Acquisition and such assets or Equity Interests shall be acquired free and clear of any Liens except Permitted Liens, in each case, within the time frames set forth in Section 4.12; (j) in the event that Borrower establishes any wholly-owned to acquire the assets that are the subject of such Acquisition, such entity shall have executed such Loan Documents required under Section 4.12; (k) unless otherwise approved in writing by Bank, which approval shall not be unreasonably withheld, conditioned or delayed, the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments or Equity Interests of Borrower, to be paid on a singular basis in connection with any applicable Acquisition, shall (i) not exceed $7,500,000 and (ii) be at least 50% paid in cash; (l) Bank shall receive a copy of the

fully executed purchase agreement executed in connection with such Acquisition, including all schedules and exhibits thereto; (m) Bank shall have received complete and final copies of all organizational documents with respect to any wholly-owned Subsidiary of Borrower established in connection with such Acquisition; and (n) Bank shall have received all documentation and other information reasonably requested by Bank or required by regulatory authorities in order for Bank to comply with requirements of any Anti-Money Laundering Laws and any applicable "know your customer" rules and regulations.

"*Subfeature Standby Letter of Credit*" has the meaning set forth in Section 1.1(b).

"*Subordination Agreement*" means, collectively, any subordination agreement in form and substance satisfactory to Bank.

"*Subsidiary*" means, (a) with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such corporation, partnership, limited liability company, or other entity and (b) with respect to any Foreign Subsidiary organized in the UK, a subsidiary undertaking of any Person within the meaning of section 1162 of the Companies Act 2006.

"*Term Loan A*" has the meaning set forth in Section 1.2(a).

"*Term Loan A Note*" has the meaning set forth in Section 1.2(a).

"*Third Party Obligor*" has the meaning set forth in Section 4.13(a).

"*Total Funded Debt*" means, as of any date of determination, for the Credit Parties on a consolidated basis, the sum of all liabilities, obligations and indebtedness for borrowed money (including, without limitation, all obligations, contingent or otherwise, of any such Person relative to letters of credit, and banker's acceptances issued for the account of any such Person, purchase money indebtedness and any guarantees related to any borrowed money (including all principal and accrued interest)) plus all capital lease obligations, plus the net termination value of all Hedge Agreements that have become due and payable as of such date of determination, plus all Earned Earn-Out Payments that have become due and payable as of such date of determination, in each case, to the extent representing a liability on Borrower's balance sheet in accordance with GAAP.

"*Total Net Leverage Ratio*" means, as of any date of determination, the ratio of (a) Total Funded Debt on such date less the amount of Unrestricted Cash on such date (provided that such credit for Unrestricted Cash shall not exceed 50% of Adjusted EBITDA for the most recently completed reference period) to (b) Adjusted EBITDA for the most recently completed reference period.

"*UCC*" means the Uniform Commercial Code as in effect in the applicable jurisdiction.

"*Unrestricted Cash*" shall mean cash and Cash Equivalents of the Credit Parties held in deposit accounts in which Bank has a perfected first priority security interest and is not subject to any other Lien.

"*Upfront Fee*" has the meaning set forth in the Effective Date Fee Letter.

SECTION 8.2 CONSTRUCTION; INTERPRETATION.

(a) Accounting Terms. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect on December 31, 2015.

(b) Covenant Compliance. The parties hereto agree and acknowledge that the Financial Covenants shall be calculated based on amounts in Dollars. For purposes of determining compliance with the Financial Covenants, any amount in a currency other than Dollars will be converted to Dollars at the then applicable Exchange Rate in existence as of the date of (i) the applicable quarterly financial statements used to determine compliance with such Financial Covenants or (ii) such determination if the Financial Covenants are tested on a date other than at the end of a fiscal quarter. Notwithstanding anything herein to the contrary, if a determination date for any of the Financial Covenants determination falls on a date in which the Exchange Rate is not available, the date of determination shall be the next succeeding date in which such Exchange Rate is available.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be effective as of the effective date set forth above.

**CREXENDO, INC.**

By: /s/ Ron Vincent

Name: Ron Vincent

Title: Chief Financial Officer

**WELLS FARGO BANK, NATIONAL ASSOCIATION**

By: ______________________________
Name: Nicholas Broderick
Title: Executive Director

## SCHEDULE 5.2(c)

## INDEBTEDNESS

None.

# SCHEDULE 5.5

# LOANS, ADVANCES, INVESTMENTS

None.

SCHEDULE 5.9

EXCLUDED SUBSIDIARIES

1. Crexendo Business Solutions, Inc.
2. Crexendo Business Solutions of Virginia, Inc.
3. Netsapiens International Limited
4. Netsapiens Canada Inc.
5. NSHC Inc.

# EXHIBIT A

## FORM OF COMPLIANCE CERTIFICATE

[Attached]

## EXHIBIT A

## FORM OF COMPLIANCE CERTIFICATE

Dated as of: ______________ _____, 202__

The undersigned [_____] of Crexendo, Inc., a Nevada corporation ("*Borrower*"), hereby certifies to Wells Fargo Bank, National Association ("*Bank*"), as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 4.3(c) of the Credit Agreement, dated as of May 1, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "*Credit Agreement*"), by and between Borrower and Bank. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of Borrower and its Subsidiaries dated as of ______________ ____, 202__ and for the ______________ period(s) then ended and such statements present fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis for the period(s) indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed a Default or an Event of Default, nor do I have any knowledge of the existence of any Default or Event of Default as at the date of this certificate [except, if a Default or Event of Default exists, describe the nature thereof and what action Borrower proposes to take with respect thereto].

4. As of the date of this certificate, the Unused Commitment Fee rate and calculations determining such figures are set forth on the attached Schedule 1, Borrower and its Subsidiaries are in compliance with the Financial Covenants contained in Section 4.9 of the Credit Agreement as shown on such Schedule 1 and Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

*[Remainder of page intentionally left blank; signature page follows.]*

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the day and year first written above.

**CREXENDO, INC.**

By:___________________________________
Name:
Title:

Schedule 1
to
Compliance Certificate

For the Quarter/Year ended ____________ ______, 202__ (the "Statement Date")

1. **Maximum Total Net Leverage Ratio and Applicable Margin**

| | |
|---|---|
| (a) Total Funded Debt as of the Statement Date, less the amount of Unrestricted Cash on the Statement Date (provided that the credit for Unrestricted Cash shall not exceed 50% of Adjusted EBITDA for the most recently completed reference period) | $__________ |
| (b) Adjusted EBITDA for the most recently completed reference period ending on the Statement Date (See Schedule 2) | $__________ |
| Total Net Leverage Ratio (1(a) divided by 1(b)) | ____ to 1.00 |
| Maximum permitted Total Net Leverage Ratio as set forth in Section 4.9(a) of the Credit Agreement | 2.75 to 1.00 |
| In Compliance? | Yes/No |
| Unused Commitment Fee Rate[1] | ___% per annum |

2. **Fixed Charge Coverage Ratio**

| | |
|---|---|
| (a) Adjusted EBITDA for the most recently completed reference period ending on the Statement Date (See Schedule 2) | $__________ |
| (b) Tax expense, to the extent paid in cash, for the reference period ending on the Statement Date | $__________ |
| (c) Capital Expenditures for the reference period ending on the Statement Date | $__________ |
| (d) Dividends and share buybacks, to the extent permitted by Section 5.6 of the Credit Agreement (including, without limitation, Earned Earn-Out Payments), for the reference period ending on the Statement Date | $__________ |
| (e) Cash interest expenses paid with respect to any Indebtedness for the reference period ending on the Statement Date | $__________ |
| (f) Regularly scheduled principal payments with respect to any Indebtedness (including regularly scheduled principal payments on the Term Loan A) for the reference period ending on the Statement Date | $__________ |
| Fixed Charge Coverage Ratio ((2(a), minus 2(b), minus 2(c), minus 2(d)), divided by (sum of 2(e) plus 2(f))) | ____ to 1.00 |
| Minimum permitted Fixed Charge Coverage Ratio as set forth in Section 4.9(b) of the Credit Agreement | 1.25 to 1.00 |

[1] 0.25% per annum if the Total Net Leverage Ratio is less than or equal to 2.00 to 1.00; 0.30% per annum if the Total Net Leverage Ratio is greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00; 0.35% per annum if the Total Net Leverage Ratio is greater than 2.50 to 1.00.

| | |
|---|---|
| In Compliance? | Yes/No |

Schedule 2
to
Compliance Certificate

| | Adjusted EBITDA | Quarter 1 ended __/__/__ | Quarter 2 ended __/__/__ | Quarter 3 ended __/__/__ | Quarter 4 ended __/__/__ | Total (Quarters 1-4) |
|---|---|---|---|---|---|---|
| (a) | Net income | | | | | |
| (b) | The sum of the following, without duplication, to the extent deducted in determining net income: | | | | | |
| | (i) interest expense | | | | | |
| | (ii) tax expense for taxes measured by net income, profits or capital | | | | | |
| | (iii) depreciation expense | | | | | |
| | (iv) amortization expense | | | | | |
| | (v) stock based compensation | | | | | |
| | (vi) transaction fees and expenses actually incurred in connection with the transactions contemplated by the Loan Documents (aggregate amount not to exceed $150,000) | | | | | |
| | (vii) non-cash unrealized gains (or losses) to the extent such gains (or losses) are non-recurring | | | | | |
| | (viii) during any measurement period, any other non-recurring charges, costs and expenses approved by Bank in its reasonable discretion | | | | | |
| (c) | Sum of (b)(i) through (b)(viii) | | | | | |

| | Adjusted EBITDA | Quarter 1 ended __/__/__ | Quarter 2 ended __/__/__ | Quarter 3 ended __/__/__ | Quarter 4 ended __/__/__ | Total (Quarters 1-4) |
|---|---|---|---|---|---|---|
| (d) | [Acquired Adjusted EBITDA, if applicable[1]] | | | | | |
| (g) | Adjusted EBITDA ((a) plus (c) [plus or minus, as applicable, (d)][2] | | | | | |

[1] See definition of "Acquired Adjusted EBITDA" in the Credit Agreement and include as applicable.

[2] To the extent applicable, see deemed Adjusted EBITDA numbers in the definition of Adjusted EBITDA for the fiscal year ended December 31, 2025 and the fiscal quarters ending March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025.

**REVOLVING LINE OF CREDIT NOTE**

$5,000,000.00 May 1, 2026

FOR VALUE RECEIVED, the undersigned **CREXENDO, INC.**, a Nevada corporation ("Borrower"), promises to pay to the order of **WELLS FARGO BANK, NATIONAL ASSOCIATION** ("Bank") at its office at 100 W. Washington Street, 25th Floor, Phoenix, AZ 85003, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $5,000,000.00, or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1. DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Revolving Line of Credit Note (this "Note") shall have the meaning set forth at the place defined (any other capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement (as defined below)):

a) "Applicable Margin" means the corresponding percentages per annum in the following pricing grid based on the Total Net Leverage Ratio set forth below:

| Pricing Level | Total Net Leverage Ratio | Applicable Margin |
|---|---|---|
| I | Less than or equal to 2.00 to 1.00 | 2.25% |
| II | Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00 | 2.50% |
| III | Greater than 2.50 to 1.00 | 2.75% |

The Applicable Margin shall be determined and adjusted quarterly on the date 5 Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 4.3 of the Credit Agreement for the most recently completed fiscal quarter of Borrower (each such date, a "Calculation Date"); provided that (a) the Applicable Margin shall be based on Pricing Level 1 from the Effective Date until the first Calculation Date occurring after the Effective Date, and thereafter, the Pricing Level shall be determined by reference to the metrics set forth in the pricing grid above and this definition as of the last day of the most recently completed fiscal quarter of Borrower preceding the applicable Calculation Date, and (b) if Borrower fails to provide a Compliance Certificate when due as required by Section 4.3 of the Credit Agreement for the most recently completed fiscal quarter of Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level III until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the metrics set forth in the pricing grid above and this definition as of the last day of the most recently completed fiscal quarter of Borrower preceding such Calculation Date. Unless otherwise provided herein, the applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the

Pricing Level shall be applicable to all extensions of credit under the Credit Agreement as evidenced by this Note then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 4.3 of the Credit Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin applied for such Applicable Period, then (A) Borrower shall promptly (and in any case within 3 Business Days) deliver to Bank a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the metrics in the above pricing grid in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) Borrower shall promptly (and in any case within 3 Business Days) and retroactively be obligated to pay to Bank the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the rights of Bank under this Note or any other Loan Document.

Notwithstanding anything herein to the contrary and subject to Section 2(d) of this Note, as applicable, if an Event of Default has occurred and is continuing the Applicable Margin shall immediately be set to Pricing Level III and shall remain at such Pricing Level until such Event of Default is, if able to be cured, cured by Borrower to the satisfaction of Bank, or waived by Bank.

b) "Benchmark Floor" means a rate of interest equal to 0%.

c) "Conforming Changes" means any technical, administrative or operational changes (including, without limitation, changes to the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition, the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement or to permit the use and administration of Term SOFR or a Benchmark Replacement by Bank.

d) "Daily Simple SOFR" means, with respect to any day (a "SOFR Rate Day"), a rate per annum equal to SOFR for the day of determination (such day, the "SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator's Website; provided, however, that if Daily Simple SOFR determined as provided above would be less than the Benchmark Floor, then Daily Simple SOFR shall be deemed to be the Benchmark Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator's Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator's Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.

e) "Default Interest Rate" means a rate equal to 2.00% per annum.

f) "Federal Reserve Business Day" means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

g) "Interest Period" means a period commencing on a Federal Reserve Business Day and continuing for 1 month, 3 months or 6 months (as designated by Borrower from time to time in accordance with Section 2(b) hereof), during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to Term SOFR with the understanding that,

(i) no Interest Period may be selected for a principal amount less than $500,000;

(ii) if the day after the end of any Interest Period is not a Federal Reserve Business Day (so that a new Interest Period could not be selected by Borrower to start on such day), then such Interest Period shall continue up to, but shall not include, the next Federal Reserve Business Day after the end of such Interest Period, unless the result of such extension would be to cause any immediately following Interest Period to begin in the next calendar month in which event the Interest Period shall continue up to, but shall not include, the Federal Reserve Business Day immediately preceding the last day of such Interest Period;

(iii) if, on the first day of the last Interest Period applicable hereto the remaining term of this Note is less than 1 month, said Interest Period shall be in effect only until the Maturity Date; and

(iv) no tenor that has been removed from this definition pursuant to the terms of this Note shall be available for designation by Borrower.

h) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its prime rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate; provided, however, that if Prime Rate determined as provided above would be less than 0%, then Prime Rate shall be deemed to be 0%.

i) "SOFR" means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

j) "SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

k) "SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

l) "Term SOFR" means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that (x) if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day and (y)

if Term SOFR determined as provided above (including pursuant to clause (x) of this proviso) shall ever be less than the Benchmark Floor, then Term SOFR shall be deemed to be the Benchmark Floor.

m) "Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

n) "Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

o) "U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

2. INTEREST:

a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be equal to the Applicable Margin plus Daily Simple SOFR in effect from time to time, or (ii) at a rate per annum determined by Bank to be equal to the Applicable Margin plus Term SOFR in effect on the first day of the applicable Interest Period, as selected by Borrower pursuant to clause (b) below. Bank is hereby authorized to note the date, principal amount and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted absent manifest error. Bank shall be permitted to estimate the amount of accrued interest that is payable at any time hereunder on the applicable invoice provided by Bank to Borrower in respect thereof, in which case Borrower shall pay such estimated amount and Bank shall to the extent necessary, include on the next invoice an adjustment to correct any difference between the amount on the applicable invoice and the amount of interest that actually accrued pursuant to the terms of this Note.

b) Selection of Interest Rate Options. Subject to the provisions herein regarding Interest Periods and the prior notice required for the selection of a Term SOFR interest rate, (i) at any time any portion of this Note bears interest determined in relation to Term SOFR for an Interest Period, (A) it may be continued by Borrower at the end of the Interest Period applicable thereto so that all or a portion thereof bears interest determined in relation to Term SOFR for a new Interest Period designated by Borrower or (B) Borrower may convert all or a portion thereof so that it bears interest determined in relation to Daily Simple SOFR, (ii) at any time any portion of this Note bears interest determined in relation to Daily Simple SOFR, Borrower may convert all or a portion thereof so that it bears interest determined in relation to Term SOFR for an Interest Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to Daily Simple SOFR or to Term SOFR for an Interest Period designated by Borrower.

To select a Term SOFR option hereunder, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. in the time zone of the city referenced on the first page of this Note above the Note date on a Federal Reserve Business Day at least two (2) Federal Reserve Business Days prior to the first day of the Interest Period, or at a later time during such Federal Reserve Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto and (C) and for each Term SOFR selection, to the extent Borrower has the option to designate the length of an Interest Period, the length of the applicable Interest Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any Interest Period,

Borrower shall be deemed to have made a Daily Simple SOFR interest selection for such advance or the principal amount to which such Interest Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each Term SOFR borrowing, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Federal Reserve Business Days after such notice is given. If Bank has not received such notice in accordance with the foregoing before principal is disbursed hereunder or before the end of any applicable Interest Period, Borrower shall be deemed to have selected to continue with or convert to the Daily Simple SOFR option.

Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a Term SOFR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a Term SOFR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to SOFR, Daily Simple SOFR or Term SOFR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR, Daily Simple SOFR or Term SOFR. In determining which of the foregoing are attributable to any SOFR, Daily Simple SOFR or Term SOFR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower absent manifest error.

d) Default Interest. Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to the Default Interest Rate above the rate of interest from time to time applicable to this Note (i) from and after the Maturity Date; (ii) from and after the date prior to the Maturity Date when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

e) Inability to Determine Interest Rates; Illegality. Subject to the Benchmark Replacement Provisions below, if Bank determines (any determination of which shall be conclusive and binding on Borrower) that either (i) Daily Simple SOFR or Term SOFR for the applicable Interest Period cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event (an "Inability Determination") or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make or maintain an advance based on SOFR, Daily Simple SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, Daily Simple SOFR or Term SOFR (an "Illegality Determination"), then Bank will so notify Borrower. If the foregoing Inability Determination or Illegality Determination relates to Daily Simple SOFR, then any outstanding principal balance of this Note bearing interest determined in relation to Daily Simple SOFR shall bear interest (x) pursuant to the Term SOFR option herein (if selected by Borrower and to the extent such option is available) or (y) otherwise, at a fluctuating rate per annum determined by Bank to be equal to the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed), from the date of such Inability Determination or such Illegality Determination until Bank revokes such Inability Determination

or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable. If the foregoing Inability Determination or Illegality Determination relates to Term SOFR for any Interest Period, then any outstanding principal balance of this Note bearing interest determined in relation to Term SOFR for any affected Interest Period shall bear interest (x) pursuant to the Daily Simple SOFR option herein (to the extent such option is available) or (y) otherwise, at a fluctuating rate per annum determined by Bank to be the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed), from the date of such Inability Determination or such Illegality Determination until Bank revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable; provided, however, that, with respect to any outstanding principal balance of this Note bearing interest determined in relation to Term SOFR for any affected Interest Period, no such determination of interest shall take effect during any applicable Interest Period as a result of an Inability Determination. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement, plus any applicable margin, will then supersede the foregoing with respect to the replaced Benchmark.

f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Bank will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower. Bank will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3. BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related Loan Document (for the purposes of these Benchmark Replacement Provisions, a Swap Agreement by and between Borrower and Bank or any of its affiliates is not a Loan Document):

a) Benchmark Replacement. If a Benchmark Transition Event with respect to any applicable then-current Benchmark occurs, the applicable Benchmark Replacement will replace such Benchmark for all purposes under this Note or under any related Loan Document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower.

c) Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to the provisions of this Note. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

d) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Bank may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after the occurrence of either (A) or (B) above to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) as selected by Bank in its reasonable discretion or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

e) Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

(i) "Available Tenor" means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (A) if such Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period pursuant to this Note or (B) otherwise, any payment period for interest calculated with reference to such Benchmark that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to the provisions of this Note.

(ii) "Benchmark" means, initially, Daily Simple SOFR or the Term SOFR Reference Rate, as applicable; provided, however, that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR, the Term SOFR Reference Rate or the applicable then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(iii) "Benchmark Administrator" means, with respect to any then-current Benchmark, initially, the SOFR Administrator or the Term SOFR Administrator, as applicable, or any successor administrator of such Benchmark or any insolvency or resolution official with authority over such administrator.

(iv) "Benchmark Replacement" means the sum of: (A) the alternate reference rate that has been selected by Bank as the replacement for the applicable then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement reference rate, the mechanism for determining such a rate, the methodology or conventions applicable to such alternate reference rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then-prevailing market convention for determining an alternate reference rate as a replacement to the applicable then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such

spread adjustment, for such rate for U.S. dollar-denominated syndicated or bilateral credit facilities; provided, however, that if the applicable Benchmark Replacement as determined as provided above would be less than the Benchmark Floor, then the applicable Benchmark Replacement shall be deemed to be the Benchmark Floor for the purposes of this Note and the related Loan Documents, subject to any other applicable floor rate provision.

(v) "Benchmark Replacement Date" means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event.

(vi) "Benchmark Transition Event" means the occurrence of one or more of the following events with respect to any then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide such Benchmark, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark, permanently or indefinitely, or (B) such Benchmark is, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark are, not, or as of a specified future date will not be, representative of underlying markets or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

(vii) "Relevant Governmental Body" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

4. BORROWING AND REPAYMENT:

a) Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on the Maturity Date.

b) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each fiscal quarter, commencing September 30, 2026, and on the Maturity Date.

c) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) any one acting alone (subject to any of Bank's applicable authentication policies or procedures, which may require that a particular individual—including another specific individual listed above—provide verification of the identity of the requestor), who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

d) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to Daily Simple SOFR, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to Term SOFR, with such payments applied to the oldest Interest Period first.

5. PAYMENTS:

If any payment of principal or interest to be made pursuant to this Note (other than a prepayment or a payment due on the Maturity Date) shall fall due on a day that is not a Federal Reserve Business Day, payment shall be made on the next succeeding Federal Reserve Business Day, except that, if such next succeeding Federal Reserve Business Day would fall in the next calendar month, such payment shall be made on the immediately preceding Federal Reserve Business Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

6. PREPAYMENT:

a) Daily Simple SOFR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to Daily Simple SOFR, in any amount and without penalty.

b) Term SOFR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to Term SOFR and in the minimum amount of $250,000; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In the event of the payment of any principal of this Note other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, Borrower shall compensate Bank immediately upon demand for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. If Borrower fails to pay the foregoing amount when due, such amount shall thereafter bear interest until paid at the Default Interest Rate above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

7. SWAP AGREEMENT:

Borrower understands and acknowledges that (i) any Swap Agreement constitutes an independent agreement between Borrower and Bank or its affiliates, as applicable, and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap Agreement, (ii) nothing in this Note shall be construed as a modification of a Swap Agreement or create an obligation to amend a Swap Agreement, (iii) Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap Agreement (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a related Swap Agreement), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a related Swap Agreement, and (iv) Bank has no obligation to modify, renew or extend the Maturity Date of this Note to match the maturity date of a related Swap Agreement. For the purposes of this Note, "Swap Agreement" means any existing or future swap agreement by and between Borrower and Bank or any of its affiliates.

8. EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement") between Borrower and Bank. Any default in the payment or performance of any obligation under this Note, or any defined "Event of Default" under the Credit Agreement, shall constitute an "Event of Default" under this Note.

9. MISCELLANEOUS:

a) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon such demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person.

b) Collateral Exclusion. No Lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement ("Lien Document") shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after the date hereof. As used herein, "Note Obligations" means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

c) Obligations Joint and Several. Should more than one Person sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

d) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof (other than New York General Obligations Law Sections 5-1401 and 5-1402).

e) Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank's satisfaction. Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

f) Savings Clause. If at any time the interest rate set forth in this Note exceeds the maximum interest rate allowable under applicable law, the interest rate hereunder shall be deemed to be such maximum interest rate allowable under applicable law.

g) Right of Setoff; Deposit Accounts. Upon and after the occurrence and during the continuance of an Event of Default, (i) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.

h) Jury Waiver. BORROWER AND BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

*[Remainder of page intentionally left blank; signature page follows.]*

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

**CREXENDO, INC.**

By: Ron Vincent
Name: Ron Vincent
Title: Chief Financial Officer

**TERM LOAN A NOTE**

$5,000,000.00 May 1, 2026

FOR VALUE RECEIVED, the undersigned **CREXENDO, INC.**, a Nevada corporation ("Borrower"), promises to pay to the order of **WELLS FARGO BANK, NATIONAL ASSOCIATION** ("Bank") at its office at 100 W. Washington Street, 25th Floor, Phoenix, AZ 85003, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $5,000,000.00, or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1. DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Term Loan A Note (this "Note") shall have the meaning set forth at the place defined (any other capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement (as defined below)):

a) "Applicable Margin" means the corresponding percentages per annum in the following pricing grid based on the Total Net Leverage Ratio set forth below:

| Pricing Level | Total Net Leverage Ratio | Applicable Margin |
|---|---|---|
| I | Less than or equal to 2.00 to 1.00 | 2.25% |
| II | Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00 | 2.50% |
| III | Greater than 2.50 to 1.00 | 2.75% |

The Applicable Margin shall be determined and adjusted quarterly on the date 5 Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 4.3 of the Credit Agreement for the most recently completed fiscal quarter of Borrower (each such date, a "Calculation Date"); provided that (a) the Applicable Margin shall be based on Pricing Level 1 from the Effective Date until the first Calculation Date occurring after the Effective Date, and thereafter, the Pricing Level shall be determined by reference to the metrics set forth in the pricing grid above and this definition as of the last day of the most recently completed fiscal quarter of Borrower preceding the applicable Calculation Date, and (b) if Borrower fails to provide a Compliance Certificate when due as required by Section 4.3 of the Credit Agreement for the most recently completed fiscal quarter of Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level III until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the metrics set forth in the pricing grid above and this definition as of the last day of the most recently completed fiscal quarter of Borrower preceding such Calculation Date. Unless otherwise provided herein, the applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the

Pricing Level shall be applicable to all extensions of credit under the Credit Agreement as evidenced by this Note then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 4.3 of the Credit Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin applied for such Applicable Period, then (A) Borrower shall promptly (and in any case within 3 Business Days) deliver to Bank a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the metrics in the above pricing grid in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) Borrower shall promptly (and in any case within 3 Business Days) and retroactively be obligated to pay to Bank the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the rights of Bank under this Note or any other Loan Document.

Notwithstanding anything herein to the contrary and subject to Section 2(c) of this Note, if an Event of Default has occurred and is continuing the Applicable Margin shall immediately be set to Pricing Level III and shall remain at such Pricing Level until such Event of Default is, if able to be cured, cured by Borrower to the satisfaction of Bank, or waived by Bank.

b) "Benchmark Floor" means a rate of interest equal to 0%.

c) "Conforming Changes" means any technical, administrative or operational changes (including, without limitation, changes to the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition, the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement or to permit the use and administration of Term SOFR or a Benchmark Replacement by Bank.

d) "Default Interest Rate" means a rate equal to 2.00% per annum.

e) "Federal Reserve Business Day" means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

f) "Interest Period" means a period commencing on a Federal Reserve Business Day and continuing for 1 month, 3 months or 6 months (as designated by Borrower from time to time in accordance with Section 2(a) hereof), during which the entire outstanding principal balance of this Note bears interest determined in relation to Term SOFR with the understanding that,

(i) the initial Interest Period shall commence on the date this Note is disbursed and shall continue up to, but shall not include, the last day of the immediately following month, third month or sixth month, subject to the provisions of (iii) below;

(ii) there shall be successive Interest Periods thereafter, each commencing on the last day of the month, third month or sixth month, as applicable, and shall continue up to, but shall not include, the last day of the immediately following month, third month or sixth month, as applicable;

(iii) if the day after the end of any Interest Period is not a Federal Reserve Business Day (so that a new Interest Period could not be selected by Borrower to start on such day), then

such Interest Period shall continue up to, but shall not include, the next Federal Reserve Business Day after the end of such Interest Period, unless the result of such extension would be to cause any immediately following Interest Period to begin in the next calendar month in which event the Interest Period shall continue up to, but shall not include, the Federal Reserve Business Day immediately preceding the last day of such Interest Period;

(iv) if, on the first day of the last Interest Period applicable hereto the remaining term of this Note is less than 1 month, said Interest Period shall be in effect only until the Maturity Date; and

(v) no tenor that has been removed from this definition pursuant to the terms of this Note shall be available for designation by Borrower.

g) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its prime rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate; provided, however, that if Prime Rate determined as provided above would be less than 0%, then Prime Rate shall be deemed to be 0%.

h) "SOFR" means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

i) "SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

j) "Term SOFR" means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that (x) if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day and (y) if Term SOFR determined as provided above (including pursuant to clause (x) of this proviso) shall ever be less than the Benchmark Floor, then Term SOFR shall be deemed to be the Benchmark Floor.

k) "Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

l) "Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

m) "U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

2. INTEREST:

a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum determined by Bank to be equal to the Applicable Margin plus Term SOFR in effect on the first day of the applicable Interest Period. Bank is hereby authorized to note the date, principal amount and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted absent manifest error. Bank shall be permitted to estimate the amount of accrued interest that is payable at any time hereunder on the applicable invoice provided by Bank to Borrower in respect thereof, in which case Borrower shall pay such estimated amount and Bank shall to the extent necessary, include on the next invoice an adjustment to correct any difference between the amount on the applicable invoice and the amount of interest that actually accrued pursuant to the terms of this Note. To designate the length of an Interest Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. in the time zone of the city referenced on the first page of this Note above the Note date on a Federal Reserve Business Day at least 2 Federal Reserve Business Days prior to the first day of the Interest Period, or at a later time during such Federal Reserve Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Bank has not received such notice in accordance with the foregoing before principal is disbursed hereunder or before the end of any Interest Period, Borrower shall be deemed to have selected the shortest permitted Interest Period. Any such notice may be given by telephone so long as it is given in accordance with the foregoing and, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Federal Reserve Business Days after such notice is given.

Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or deployment of funds obtained to fund or maintain a Term SOFR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a Term SOFR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

b) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to SOFR or Term SOFR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR or Term SOFR. In determining which of the foregoing are attributable to any SOFR or Term SOFR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower absent manifest error.

c) Default Interest. Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to the Default Interest Rate above the rate of interest from time to time applicable to this Note (i) from and after the Maturity Date; (ii) from and after the date prior to the Maturity Date when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

d) Inability to Determine Interest Rates; Illegality. Subject to the Benchmark Replacement Provisions below, if Bank determines (any determination of which shall be conclusive and binding on Borrower) that either (i) Term SOFR for the applicable Interest Period cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event (an "Inability Determination") or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make or maintain an advance based on SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR (an "Illegality Determination"), then Bank will so notify Borrower. If the foregoing Inability Determination or Illegality Determination relates to Term SOFR for any Interest Period, the outstanding principal balance of this Note bearing interest in relation to Term SOFR for any affected Interest Period shall bear interest at a fluctuating rate per annum determined by Bank to be equal to the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed), from the date of such Inability Determination or such Illegality Determination until Bank revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable; provided, however, that no such determination of interest shall take effect during any applicable Interest Period as a result of an Inability Determination. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement, plus any applicable margin, will then supersede the foregoing with respect to the replaced Benchmark.

e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Bank will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower. Bank will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3. BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related Loan Document (for the purposes of these Benchmark Replacement Provisions, a Swap Agreement by and between Borrower and Bank or any of its affiliates is not a Loan Document):

a) Benchmark Replacement. If a Benchmark Transition Event occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Note or under any related Loan Document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower.

c) Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to the provisions of this Note. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action

or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

d) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Bank may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after the occurrence of either (A) or (B) above to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) as selected by Bank in its reasonable discretion or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

e) Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

(i) "Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (A) if such Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period pursuant to this Note or (B) otherwise, any payment period for interest calculated with reference to such Benchmark that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to the provisions of this Note.

(ii) "Benchmark" means, initially, the Term SOFR Reference Rate; provided, however, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(iii) "Benchmark Administrator" means, initially, the Term SOFR Administrator or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iv) "Benchmark Replacement" means the sum of: (A) the alternate reference rate that has been selected by Bank as the replacement for the then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement reference rate, the mechanism for determining such a rate, the methodology or conventions applicable to such alternate reference rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then-prevailing market convention for determining an alternate reference rate as a replacement to the then-current Benchmark, the methodology or conventions

applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate for U.S. dollar-denominated syndicated or bilateral credit facilities; provided, however, that if the Benchmark Replacement as determined as provided above would be less than the Benchmark Floor, then the Benchmark Replacement shall be deemed to be the Benchmark Floor for the purposes of this Note and the related Loan Documents, subject to any other applicable floor rate provision.

(v) "Benchmark Replacement Date" means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event.

(vi) "Benchmark Transition Event" means the occurrence of one or more of the following events with respect to any then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide such Benchmark, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark, permanently or indefinitely, or (B) such Benchmark is, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark are, not, or as of a specified future date will not be, representative of underlying markets or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

(vii) "Relevant Governmental Body" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

4. REPAYMENT:

a) Repayment of Principal. The outstanding principal balance of this Note shall be payable on the last day of each fiscal quarter in successive installments as set forth on Schedule 1 attached hereto, with a final installment consisting of all remaining unpaid principal due and payable in full on the Maturity Date.

b) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each fiscal quarter, commencing September 30, 2026, and on the Maturity Date.

c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

5. PAYMENTS:

If any payment of principal or interest to be made pursuant to this Note (other than a prepayment or a payment due on the Maturity Date) shall fall due on a day that is not a Federal Reserve Business Day, payment shall be made on the next succeeding Federal Reserve Business Day, except that, if such next succeeding Federal Reserve Business Day would fall in the next calendar month, such payment shall be made on the immediately preceding Federal Reserve Business Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

6. PREPAYMENT:

a) Prepayment. Borrower may prepay principal on any portion of this Note in the minimum amount of $250,000; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In the event of the payment of any principal of this Note other than on the last day of the

Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, Borrower shall compensate Bank immediately upon demand for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. If Borrower fails to pay the foregoing amount when due, such amount shall thereafter bear interest until paid at the Default Interest Rate above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

b) Application of Prepayments. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

7. SWAP AGREEMENT:

Borrower understands and acknowledges that (i) any Swap Agreement constitutes an independent agreement between Borrower and Bank or its affiliates, as applicable, and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap Agreement, (ii) nothing in this Note shall be construed as a modification of a Swap Agreement or create an obligation to amend a Swap Agreement, (iii) Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap Agreement (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a related Swap Agreement), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a related Swap Agreement, and (iv) Bank has no obligation to modify, renew or extend the Maturity Date of this Note to match the maturity date of a related Swap Agreement. For the purposes of this Note, "Swap Agreement" means any existing or future swap agreement by and between Borrower and Bank or any of its affiliates.

8. EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement") between Borrower and Bank. Any default in the payment or performance of any obligation under this Note, or any defined "Event of Default" under the Credit Agreement, shall constitute an "Event of Default" under this Note.

9. MISCELLANEOUS:

a) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon such demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without

limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person.

b) Collateral Exclusion. No Lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement ("Lien Document") shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after the date hereof. As used herein, "Note Obligations" means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

c) Obligations Joint and Several. Should more than one Person sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

d) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof (other than New York General Obligations Law Sections 5-1401 and 5-1402).

e) Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank's satisfaction. Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

f) Savings Clause. If at any time the interest rate set forth in this Note exceeds the maximum interest rate allowable under applicable law, the interest rate hereunder shall be deemed to be such maximum interest rate allowable under applicable law.

g) Right of Setoff; Deposit Accounts. Upon and after the occurrence and during the continuance of an Event of Default, (i) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.

h) Jury Waiver. BORROWER AND BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN

CONNECTION WITH THIS NOTE, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

*[Remainder of page intentionally left blank; signature page follows.]*

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

**CREXENDO, INC.**

By: /s/ Ron Vincent
Name: Ron Vincent
Title: Chief Financial Officer

# SCHEDULE 1 TO TERM LOAN A NOTE

The Note will be paid in the principal amounts plus accrued interest on the dates as shown below:

| Payment Due Date | Principal Payment Due |
|---|---|
| September 30, 2026 | $125,000.00 |
| December 31, 2026 | $125,000.00 |
| March 31, 2027 | $125,000.00 |
| June 30, 2027 | $125,000.00 |
| September 30, 2027 | $125,000.00 |
| December 31, 2027 | $125,000.00 |
| March 31, 2028 | $125,000.00 |
| June 30, 2028 | $125,000.00 |
| September 30, 2028 | $125,000.00 |
| December 31, 2028 | $125,000.00 |
| March 31, 2029 | $125,000.00 |
| Maturity Date | Remaining Balance |